Exhibit 21

SUBSIDIARIES OF REGISTRANT

1.

Tara Minerals Corp., a Nevada corporation

2.

American Metal Mining SA de CV, a Chihuahua, Chih., Mexico company

3.

Corporacion Amermin SA de CV, a Chihuahua, Chih., Mexico company

4.

Compania Minera La Escuadra SA de CV, a Chihuahua, Chih., Mexico company